Exhibit 99.1

Purported Class Action Filed Against Ibis Technology and its Chief Executive Officer

    DANVERS, Mass.--(BUSINESS WIRE)--Jan. 7, 2004--Ibis Technology Corporation (Nasdaq NM: IBIS), the leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced that it has learned that a purported class action lawsuit was filed on December 29, 2003 in the United States District Court in the District of Massachusetts against Ibis Technology and Martin J. Reid, its President and CEO, relating to certain recent disclosures by the Company. The plaintiffs are seeking unspecified damages. Ibis Technology believes that the action is without merit, and it intends to vigorously defend against the suit.

    About Ibis Technology

    Ibis Technology Corporation is the leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. The company is also the world's leading producer of SIMOX-SOI wafers. Headquartered in Danvers, Massachusetts, the company maintains an office in Aptos, California, as well. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    Ibis Technology cannot predict the outcome of the lawsuit filed against Ibis Technology and its CEO. Statements in this press release regarding this litigation, and any other statements about Ibis Technology's management's future expectations, beliefs, goals, plans or prospects, may contain forward-looking statements that are subject to certain risks and uncertainties. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks and risk factors described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2002. All information set forth in this press release is as of January 7, 2004, and Ibis undertakes no duty to update this information unless required by law.

    CONTACT: Ibis Technology Corporation
             Debra L. Nelson, 978-777-4247